Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2023 FIRST QUARTER FINANCIAL RESULTS AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (May 2, 2023) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke, whose divisions include Bank of Clarke Wealth Management, announced its first quarter 2023 results. On April 26, 2023, the Board of Directors announced a quarterly common stock cash dividend of $0.30 per common share, payable on May 19, 2023, to shareholders of record on May 8, 2023. Select highlights for the first quarter include:

•
Cash and cash equivalents increased $61.8 million or 92.4% during the quarter growing as a percentage of total assets to 7.3% in the first quarter as compared to 4.1% at December 31, 2022.
•
Total deposits increased $125.9 million or 10.0% during the quarter, while the loan to deposit ratio declined to 100.77% as compared to 104.72% as of December 31, 2022.
•
Net loans increased $74.2 million or 5.7%.
•
On January 1, 2023, the Company implemented the Current Expected Credit Losses (“CECL”) standard, which resulted in a $2.1 million increase to the allowance for credit losses and was offset in shareholders’ equity and deferred tax assets.

Brandon Lorey, President and CEO, stated, "Despite a tumultuous period in the banking sector, The Bank of Clarke delivered another strong quarter for Eagle Financial Services, Inc. (EFSI). As has been the case for the Bank’s 142-year history, balance sheet stability remains a priority and the first quarter reflected that core belief with continued quarter over quarter revenue, loan, and deposit growth. With a significant majority of our deposits fully FDIC insured, we are in a very different position than the banks that ran into issues in the first quarter. Our conservative credit culture has always and continues to serve us well as we remain well positioned to take advantage of market opportunities through a potential economic downturn. The Bank and its employees remain steadfast in our focus and commitment to the communities we serve."

Income Statement Review

Total loan interest income was $18.6 million and $16.2 million for the quarters ended March 31, 2023 and December 31, 2022, respectively. Total loan interest income was $11.5 million for the quarter ended March 31, 2022. Total loan interest income increased $6.5 million or 61.6% from the quarter ended March 31, 2022 to the quarter ended March 31, 2023. Average loans for the quarter ended March 31, 2023 were $1.37 billion compared to $1.01 billion for the quarter ended March 31, 2022. The tax equivalent yield on average loans for the quarter ended March 31, 2023 was 5.10%, an increase of 85 basis points from the 4.25% average yield for the same time period in 2022. The majority of this increase in yield can be attributed to the current rising interest rate environment.

Interest and dividend income from the investment portfolio was $891 thousand for the quarter ended March 31, 2023 compared to $879 thousand for the quarter ended December 31, 2022. Interest income and dividend income from the investment portfolio was $872 thousand for the quarter ended March 31, 2022. The slight increase in interest and dividend income between periods resulted mainly from the increase in dividend income. The tax equivalent yield on average investments for the quarter ended March 31, 2023 was 2.29%, up three basis points from 2.26% for the quarter ended December 31, 2022 and up 46 basis points from 1.83% for the quarter ended March 31, 2022.

Total interest expense was $5.9 million for the three months ended March 31, 2023 and $2.9 million and $370 thousand for three months ended December 31, 2022 and March 31, 2022, respectively. The increase in interest expense resulted from increases on rates paid on deposit accounts, the subordinated notes that the Company issued on March 31, 2022, which are currently paying a 4.5% fixed rate, and Federal Home Loan Bank advances of $220 million entered into during the third and fourth quarters of 2022 and the first quarter of 2023. The average cost of interest-bearing liabilities increased 98 and 202 basis points when comparing the quarter ended March 31, 2023 to the quarters ended December 31, 2022 and March 31, 2022, respectively. The average balance of interest-bearing liabilities increased $156.3 million from the quarter ended December 31, 2022 to the quarter ended March 31, 2023. The average balance of interest-bearing liabilities increased $355.5 million from the quarter ended March 31, 2022 to the same period in 2022. In addition to the growth in interest-bearing liabilities, there has been a shift in the mix of interest-bearing deposits. Time deposits as a percentage of total interest-bearing deposits have increased from 17.1% and 18.0% at March 31, 2022 and December 31, 2022, respectively to 23.8% at March 31, 2023.

Net interest income for the quarter ended March 31, 2023 was $12.6 million reflecting a decrease of 4.6% from the quarter ended December 31, 2022 and an increase of 13.5% from the quarter ended March 31, 2022. Net interest income was $13.3 million and $11.1 million for the quarters ended December 31, 2022 and March 31, 2022, respectively. The decrease in net interest income from the quarter ended December 31, 2022 was caused by the increase in funding costs for deposits and borrowings. The increase in net interest income from the quarter March 31, 2022 resulted primarily from growth in the Company’s loan portfolio along with the rising interest rate environment.

Net income for the quarter ended March 31, 2023 was $2.6 million reflecting a decrease of 19.1% from the quarter ended December 31, 2022 and a decrease of 20.5% from the quarter ended March 31, 2022. The decrease from the quarter ended December 31, 2022 was due to several factors including the increased funding costs for deposits and borrowings and increased salaries and employee benefits expenses to hire and retain employees. The number of full-time equivalent employees (FTEs) has increased from 224 at March 31, 2022, to 253 at March 31, 2023. The decrease in net income from the quarter ended March 31, 2022 was mainly driven by these same factors. Net income was $3.2 million for the three-month period ended December 31, 2022 and $3.3 million for the quarter ended March 31, 2022.

The net interest margin was 3.27% for the quarter ended March 31, 2023. For the quarters ended December 31, 2022 and March 31, 2022, the net interest margin was 3.68% and 3.61%, respectively. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.

Noninterest income was $3.5 million for the quarter ended March 31, 2023, which represented an increase of $437 thousand or 14.1% from the $3.1 million for the three months ended December 31, 2022. Noninterest income for the quarter ended March 31, 2022 was $3.2 million. The increase between the quarters ended December 31, 2022 and March 31, 2023 was mainly driven by the gains on the sale of loans held for sale, which are driven by activity levels based on buyer interest. The $283 thousand or 8.7% increase from March 31, 2022 and March 31, 2023 was driven mainly by increased wealth management fees. The Bank of Clarke Wealth Management Division continues to grow the number of active accounts as well as assets under management, which is the main driver for wealth management fees.

Noninterest expense increased $793 thousand, or 6.9%, to $12.3 million for the quarter ended March 31, 2023 from $11.5 million for the quarter ended December 31, 2022. Noninterest expense was $9.9 million for the quarter ended March 31, 2022, representing an increase of $2.4 million or 24.4% when comparing the quarter ended March 31, 2023 to the quarter ended March 31, 2022. An increase in salaries and benefits expenses was noted between both periods. Annual pay increases, newly hired employees, incentive plan accruals and increased insurance costs have attributed to these increases. The number of full-time equivalent employees (FTEs) has increased from 224 at March 31, 2022, to 253 at March 31, 2023. An increase in professional fees was also noted between both periods. This increase is mainly due to increased audit expenses related to new FDICIA requirements after reaching $1 billlion in asset size as well as fees associated with SEC filings during the first quarter of 2023.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets decreased from $2.6 million or 0.13% of total assets at December 31, 2022 to $2.0 million or 0.10% of total assets at March 31, 2023. Nonperforming assets were $2.6 million at March 31, 2022. Total nonaccrual loans were $1.8 million at March 31, 2023 and $2.2 million at December 31, 2022. Nonaccrual loans were $2.6 million at March 31, 2022. The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. Other real estate owned was zero and $108 thousand at March 31, 2023 and December 31, 2022, respectively.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At March 31, 2023, the Company had 30 troubled debt restructurings totaling $4.9 million. Approximately $4.7 million or 28 loans are performing loans, while the remaining loans are on non-accrual status. At December 31, 2022, the Company had 28 troubled debt restructurings totaling $4.6 million. Approximately $4.4 million or 26 loans were performing loans, while the remaining loans were on non-accrual status.

The Company realized $54 thousand in net charge-offs for the quarter ended March 31, 2023 versus $454 thousand in net charge-offs for the three months ended December 31, 2022. During the three months ended March 31, 2022, $12 thousand in net charge-offs were recognized.

Beginning January 1, 2023, the Company adopted Accounting Standards Update No. 2016-13, Financial Instruments – Credit Losses (Topic 326), which replaced the former “incurred loss” model for recognizing credit losses with an “expected loss” model referred to as the CECL model. The adoption of the CECL model resulted in a $2.1 million increase in the allowance for loan losses and a $406 thousand increase in other liabilities due to the allowance for credit losses on unfunded commitments. At adoption, we also recorded a corresponding $2.0 million after-tax decrease in retained earnings. Utilizing CECL may have an impact on our allowance for credit losses going forward and may result in a lack of comparability between 2023 and 2022 quarterly periods. The amount of provision for credit losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for credit losses. The Company recorded $709 thousand in provision for credit loss for the quarter ended March 31, 2023 due mainly to the growth of the loan portfolio during the quarter. The Company recognized provision for loan losses of $930 thousand and $540 thousand for the quarters ended December 31, 2022 and March 31, 2022, respectively. The provisions for the quarters ended December 31, 2022 and March 31, 2022 resulted mostly from loan growth during the quarter.

The ratio of allowance for credit losses to total loans was 1.00% at March 31, 2023. The ratio of allowance for loan losses to total loans was 0.85% and 0.91% at December 31, 2022 and March 31, 2022, respectively. The increase in the ratio is mainly attributable to the adoption of CECL. The ratio of allowance for credit losses to total nonaccrual loans was 758.56% at March 31, 2023. The ratio of allowance for loan losses to total nonaccrual loans was 518.86% and 357.47% at December 31, 2022 and March 31, 2022, respectively. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Balance Sheet

Total consolidated assets of the Company at March 31, 2023 were $1.76 billion, which represented an increase of $140.0 million or 8.66% from total assets of $1.62 billion at December 31, 2022. At March 31, 2022, total consolidated assets were $1.37 billion. The majority of the growth in consolidated assets was due to growth in cash and cash equivalents and net loans, which are discussed in further detail below.

Total cash and cash equivalents (including cash and due from banks and federal funds sold) increased $61.8 million or 92.4% as of March 31, 2023, compared to December 31, 2022. Cash and cash equivalents grew as a percentage of total assets to 7.3% in the first quarter as compared to 4.1% at December 31, 2022.

At March 31, 2023, total securities available for sale were $160.2 million, an increase of $1.8 million from December 31, 2022, and a decrease of $34.4 million from March 31, 2022. At March 31, 2023, total net unrealized losses on the AFS securities portfolio were $22.1 million, an improvement of $3.8 million million from total net unrealized losses on AFS securities of $25.9 million at December 31, 2022.

Total net loans increased $74.2 million from $1.31 billion at December 31, 2022 to $1.39 billion at March 31, 2023. During the quarter ended March 31, 2023, $27.8 million in loans were sold. The Company sold $2.1 million in mortgage loans on the secondary market and $25.7 million of loans from the commercial and consumer loan portfolios. These loan sales resulted in net gains of $372 thousand. The growth in loans was largely due to organic loan portfolio growth as the Company expands lending types and markets.

Total deposits increased to $1.39 billion as of March 31, 2023 when compared to December 31, 2022 deposits of $1.26 billion. At March 31, 2022 total deposits were $1.23 billion. Growth in deposits has been dividend between core and non-core accounts. During the first quarter of 2023, approximately $52.5 million or 41.7% of total deposit growth was organic growth as the Company continued to expand and grow into newer market areas. The remaining growth was attributable to brokered deposits. As interest rates have risen, the Company has noticed a shift in the mix of deposits away from non-interest bearing deposits and towards time deposits. Time deposits increased by $115.1 million or 72.9% between December 31, 2022 and March 31, 2023, while non-interest bearing deposits have decreased $14.6 million or 3.1% and savings and interest bearing demand deposits have increased by $25.4 million or 4.0% for the same time period. Time deposits as a percentage of total deposits have increased from 10.0% and 12.5% at March 31, 2022 and December 31, 2022, respectively, to 19.6% at March 31, 2023. The increase in time deposits is partially due to $30.0 million in brokered accounts that the Company entered into during the first quarter of 2023. At March 31, 2023, over 73% of deposits were fully FDIC insured.

The Company had $220.0 million and $175.0 million, respectively, in outstanding borrowings from the Federal Home Loan Bank of Atlanta at March 31, 2023 and December 31, 2022. There were no outstanding borrowings from the Federal Home Loan Bank as of March 31, 2022. The weighted average rate paid on Federal Home Loan Bank advances as of March 31, 2023 and December 31, 2022 was 4.83% and 4.17%, respectively. At December 31, 2022, the Company had $33.0 million in fed funds purchased. There were no outstanding fed funds purchased as of March 31, 2023 or March 31, 2022. These borrowings were used mainly to fund the strong loan growth that occurred during the quarter ended March 31, 2023.

On March 31, 2022, the Company entered into Subordinated Note Purchase Agreements with certain qualified institutional buyers and accredited institutional investors, pursuant to which the Company issued 4.50% Fixed-to-Floating Rate Subordinated Notes due 2032, in the aggregate principal amount of $30.0 million.

Shareholders’ equity was $104.5 million and $101.7 million at March 31, 2023 and December 31, 2022, respectively. Shareholders’ equity was $102.1 million at March 31, 2022. Shareholders’ equity has been impacted by an accumulated other comprehensive loss related to securities available-for-sale. These unrealized losses are primarily a result of rapid increases in interest rates during 2022. The book value of the Company at March 31, 2023 was $29.65 per common share. Total common shares outstanding were 3,522,874 at March 31, 2023. On April 26, 2023, the board of directors declared a $0.30 per common share cash dividend for shareholders of record as of May 8, 2023 and payable on May 19, 2023.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; changes in interest rates; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	1Q23	4Q22	3Q22	2Q22	1Q22
Net Income (dollars in thousands)	$2,585	$3,197	$4,082	$3,992	$3,250
Earnings per share, basic	$0.73	$0.92	$1.17	$1.14	$0.94
Earnings per share, diluted	$0.73	$0.92	$1.17	$1.14	$0.94
Return on average total assets	0.63%	0.83%	1.12%	1.16%	0.99%
Return on average total equity	9.99%	12.70%	15.93%	15.86%	12.08%
Dividend payout ratio	41.10%	32.61%	24.79%	24.56%	29.79%
Fee revenue as a percent of total revenue	16.33%	14.92%	16.11%	15.73%	15.32%
Net interest margin(1)	3.27%	3.68%	3.72%	3.70%	3.61%
Yield on average earning assets	4.79%	4.48%	4.14%	3.93%	3.73%
Rate on average interest-bearing liabilities	2.23%	1.25%	0.68%	0.38%	0.21%
Net interest spread	2.56%	3.23%	3.46%	3.55%	3.52%
Tax equivalent adjustment to net interest income (dollars in thousands)	$26	$20	$32	$25	$27
Non-interest income to average assets	0.85%	0.80%	0.87%	1.12%	0.99%
Non-interest expense to average assets	2.99%	2.99%	3.04%	3.07%	3.02%
Efficiency ratio(2)	76.24%	70.53%	65.73%	66.62%	68.87%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	1Q23	4Q22	3Q22	2Q22	1Q22
BALANCE SHEET RATIOS
Loans to deposits	100.77%	104.72%	95.83%	91.01%	82.96%
Average interest-earning assets to average-interest bearing liabilities	146.06%	155.58%	161.11%	166.35%	173.69%
PER SHARE DATA
Dividends	$0.30	$0.30	$0.29	$0.28	$0.28
Book value	29.65	29.15	28.28	28.58	29.37
Tangible book value	29.65	29.15	28.28	28.58	29.37
SHARE PRICE DATA
Closing price	$33.96	$35.95	$36.92	$35.44	$35.45
Diluted earnings multiple(1)	11.63	9.77	7.89	7.77	9.43
Book value multiple(2)	1.15	1.23	1.31	1.24	1.21
COMMON STOCK DATA
Outstanding shares at end of period	3,522,874	3,490,086	3,483,571	3,481,188	3,477,020
Weighted average shares outstanding	3,522,431	3,489,764	3,487,555	3,479,573	3,472,332
Weighted average shares outstanding, diluted	3,522,431	3,489,764	3,482,820	3,479,591	3,472,332
CAPITAL RATIOS (BANK ONLY)
Common equity Tier 1 capital ratio	9.02%	9.19%	9.44%	9.70%	9.84%
CREDIT QUALITY
Net charge-offs to average loans	0.00%	0.04%	(0.08)%	(0.02)%	0.00%
Total non-performing loans to total loans	0.14%	0.19%	0.20%	0.19%	0.26%
Total non-performing assets to total assets	0.11%	0.16%	0.16%	0.15%	0.19%
Non-accrual loans to:
total loans	0.13%	0.16%	0.20%	0.18%	0.26%
total assets	0.10%	0.13%	0.16%	0.14%	0.19%
Allowance for credit/loan losses to:
total loans	1.00%	0.85%	0.89%	0.88%	0.91%
non-performing assets	702.77%	433.45%	442.59%	472.67%	357.47%
non-accrual loans	758.56%	518.86%	442.59%	488.85%	357.47%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$146	$318	$—	$69	$—
Non-accrual loans	1,839	2,162	2,427	2,015	2,606
Other real estate owned and repossessed assets	—	108	—	—	—
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$75	$491	$80	$41	$47
(Recoveries)	(21)	(37)	(975)	(213)	(35)
Net charge-offs (recoveries)	54	454	(895)	(172)	12
PROVISION FOR LOAN LOSSES (dollars in thousands)	$709	$930	$—	$360	$540
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$11,218	$10,742	$9,847	$9,315	$8,787
CECL day 1 adjustment	2,077	—	—	—	—
Provision	709	930	—	360	540
Net charge-offs (recoveries)	54	454	(895)	(172)	12
Balance at the end of period	$13,950	$11,218	$10,742	$9,847	$9,315
(1)
The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.
(2)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 03/31/2023	Unaudited 12/31/2022	Unaudited 09/30/2022	Unaudited 06/30/2022	Unaudited 03/31/2022
Assets
Cash and due from banks	$117,342	$66,531	$30,782	$31,457	$86,965
Federal funds sold	11,373	363	5,153	680	8,945
Securities available for sale, at fair value	160,192	158,389	156,361	181,162	194,554
Loans held for sale	—	153	90	399	843
Loans, net of allowance for loan losses	1,386,750	1,312,565	1,191,099	1,110,993	1,012,144
Bank premises and equipment, net	17,827	18,064	17,972	18,155	18,333
Bank owned life insurance	24,041	23,862	23,731	23,593	23,415
Other assets	39,197	36,790	47,932	36,074	29,096
Total assets	$1,756,722	$1,616,717	$1,473,120	$1,402,513	$1,374,295
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$464,123	$478,750	$491,184	$477,540	$489,426
Savings and interest bearing demand deposits	652,802	627,431	632,081	638,951	619,224
Time deposits	273,026	157,894	130,849	115,022	122,673
Total deposits	$1,389,951	$1,264,075	$1,254,114	$1,231,513	$1,231,323
Federal funds purchased	—	32,980	—	28,575	—
Federal Home Loan Bank advances	220,000	175,000	75,000	—	—
Subordinated debt	29,394	29,377	29,360	29,343	29,327
Other liabilities	12,917	13,556	16,146	13,592	11,542
Commitments and contingent liabilities	—	—	—	—	—
Total liabilities	$1,652,262	$1,514,988	$1,374,620	$1,303,023	$1,272,192
Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	8,651	8,629	8,600	8,594	8,586
Surplus	13,435	13,268	13,003	12,594	12,260
Retained earnings	99,845	100,278	98,128	95,058	92,040
Accumulated other comprehensive (loss)	(17,471)	(20,446)	(21,231)	(16,756)	(10,783)
Total shareholders' equity	$104,460	$101,729	$98,500	$99,490	$102,103
Total liabilities and shareholders' equity	$1,756,722	$1,616,717	$1,473,120	$1,402,513	$1,374,295

EAGLE FINANCIAL SERVICES, INC.

LOAN DATA

(dollars in thousands)

	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Mortgage real estate loans:
Construction & Secured by Farmland	$90,660	$89,652	$85,476	$78,184	$87,951
HELOCs	41,827	43,587	40,971	37,463	36,540
Residential First Lien - Investor	113,483	111,074	100,761	96,804	95,447
Residential First Lien - Owner Occupied	130,383	125,088	118,371	114,441	108,836
Residential Junior Liens	11,142	11,417	11,666	12,049	11,092
Commercial - Owner Occupied	238,578	230,983	219,260	218,363	192,042
Commercial - Non-Owner Occupied & Multifamily	353,330	316,458	310,981	291,052	242,980
Commercial and industrial loans:
BHG loans	6,185	6,688	7,058	7,731	8,651
SBA PPP loans	69	74	112	2,356	8,385
Other commercial and industrial loans	95,943	92,883	69,924	66,611	53,290
Marine loans	253,893	230,874	178,685	151,385	122,228
Triad Loans	27,795	28,472	25,374	19,423	18,842
Consumer loans	16,046	16,369	15,683	15,198	14,773
Overdrafts	151	218	185	914	221
Loans to nondepository financial institutions	—	—	—	—	12,000
Other loans	13,608	12,503	10,981	4,234	4,264
Total loans	$1,393,093	$1,316,340	$1,195,488	$1,116,208	$1,017,542
Net deferred loan costs and premiums	7,609	7,443	6,353	4,632	3,917
Allowance for credit/loan losses	(13,950)	(11,218)	(10,742)	(9,847)	(9,315)
Net loans	$1,386,752	$1,312,565	$1,191,099	$1,110,993	$1,012,144

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Interest and Dividend Income
Interest and fees on loans	$17,167	$15,117	$13,282	$11,663	$10,620
Interest on federal funds sold	10	15	9	4	2
Interest and dividends on securities available for sale:
Taxable interest income	804	815	851	847	779
Interest income exempt from federal income taxes	4	4	59	75	83
Dividends	83	60	22	17	10
Interest on deposits in banks	490	153	143	41	15
Total interest and dividend income	$18,558	$16,164	$14,366	$12,647	$11,509
Interest Expense
Interest on deposits	$3,459	$1,474	$714	$383	$370
Interest on federal funds purchased	70	151	11	8	—
Interest on Federal Home Loan Bank advances	2,031	891	404	—	—
Interest on subordinated debt	354	392	338	337	—
Total interest expense	$5,914	$2,908	$1,467	$728	$370
Net interest income	$12,644	$13,256	$12,899	$11,919	$11,139
Provision For Loan Losses	709	930	—	360	540
Net interest income after provision for loan losses	$11,935	$12,326	$12,899	$11,559	$10,599
Noninterest Income
Wealth management fees	$1,158	$1,072	$1,094	$1,062	$921
Service charges on deposit accounts	436	423	432	389	374
Other service charges and fees	1,047	944	1,061	1,029	909
(Loss) gain on the sale of bank premises and equipment	—	(8)	8	(11)	—
(Loss) on the sale of AFS securities	—	—	(737)	—	—
Gain on sale of loans HFS	456	331	568	498	478
Officer insurance income	179	131	138	178	179
Other operating income	250	196	600	704	382
Total noninterest income	$3,526	$3,089	$3,164	$3,849	$3,243
Noninterest Expenses
Salaries and employee benefits	$7,298	$6,857	$6,938	$5,983	$5,952
Occupancy expenses	518	506	528	516	518
Equipment expenses	323	307	299	258	257
Advertising and marketing expenses	296	332	181	146	111
Stationery and supplies	22	64	34	66	35
ATM network fees	351	336	381	310	286
Other real estate owned expenses	5	34	—	—	—
(Gain) on the sale of other real estate owned	(7)	—	—	—	—
FDIC assessment	266	184	116	137	177
Computer software expense	310	270	252	184	254
Bank franchise tax	263	233	234	221	198
Professional fees	713	409	270	876	464
Data processing fees	402	393	427	479	480
Other operating expenses	1,581	1,623	1,398	1,352	1,191
Total noninterest expenses	$12,341	$11,548	$11,058	$10,528	$9,923
Income before income taxes	$3,120	$3,867	$5,005	$4,880	$3,919
Income Tax Expense	535	670	923	888	669
Net income	$2,585	$3,197	$4,082	$3,992	$3,250
Earnings Per Share
Net income per common share, basic	$0.73	$0.92	$1.17	$1.14	$0.94
Net income per common share, diluted	$0.73	$0.92	$1.17	$1.14	$0.94

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Securities:
Taxable	$157,078	$886	2.29%	$153,747	$875	2.26%	$185,157	$789	1.76%
Tax-Exempt (1)	545	6	4.16%	533	5	4.15%	12,846	105	3.32%
Total Securities	$157,623	$892	2.29%	$154,280	$880	2.26%	$198,003	$894	1.83%
Loans:
Taxable	$1,355,259	$17,076	5.11%	$1,245,038	$15,045	4.79%	$1,008,211	$10,599	4.26%
Non-accrual	2,093	—	—%	2,311	—	—%	2,586	—	—%
Tax-Exempt (1)	9,594	116	4.91%	9,492	91	3.82%	2,751	26	3.80%
Total Loans	$1,366,946	$17,192	5.10%	$1,256,841	$15,136	4.78%	$1,013,548	$10,625	4.25%
Federal funds sold and interest-bearing deposits in other banks	48,779	500	4.16%	23,914	168	2.79%	44,658	17	0.16%
Total earning assets	$1,573,348	$18,584	4.79%	$1,435,035	$16,184	4.48%	$1,256,209	$11,536	3.73%
Allowance for loan losses	(13,426)			(10,657)			(8,973)
Total non-earning assets	97,863			106,442			86,180
Total assets	$1,657,785			$1,530,820			$1,333,416
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$236,210	$1,055	1.81%	$177,190	$318	0.71%	$165,220	$85	0.21%
Money market accounts	258,077	841	1.32%	280,439	578	0.82%	257,721	144	0.23%
Savings accounts	166,803	53	0.13%	177,565	40	0.09%	175,333	26	0.06%
Time deposits:
$250,000 and more	77,777	567	2.96%	64,223	296	1.83%	65,053	60	0.37%
Less than $250,000	128,118	943	2.99%	75,395	242	1.27%	58,093	55	0.38%
Total interest-bearing deposits	$866,985	$3,459	1.62%	$774,812	$1,474	0.75%	$721,420	$370	0.21%
Federal funds purchased	11,179	70	2.54%	26,476	151	2.26%	—	—	—%
Federal Home Loan Bank advances	169,667	2,031	4.85%	90,217	891	3.92%	—	—	—%
Subordinated debt	29,383	354	4.89%	29,366	392	5.29%	326	—	—%
Total interest-bearing liabilities	$1,077,214	$5,914	2.23%	$920,871	$2,908	1.25%	$721,746	$370	0.21%
Noninterest-bearing liabilities:
Demand deposits	462,265			493,373			472,876
Other Liabilities	14,567			16,737			29,688
Total liabilities	$1,554,046			$1,430,981			$1,224,310
Shareholders' equity	103,739			99,839			109,106
Total liabilities and shareholders' equity	$1,657,785			$1,530,820			$1,333,416
Net interest income		$12,670			$13,276			$11,166
Net interest spread			2.56%			3.23%			3.52%
Interest expense as a percent of average earning assets			1.52%			0.81%			0.12%
Net interest margin			3.27%			3.68%			3.61%

(1)
Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
GAAP Financial Measurements:
Interest Income - Loans	$17,167	$15,117	$13,282	$11,663	$10,620
Interest Income - Securities and Other Interest-Earnings Assets	1,391	1,047	1,084	984	889
Interest Expense - Deposits	3,459	1,474	714	383	370
Interest Expense - Other Borrowings	2,455	1,434	753	345	—
Total Net Interest Income	$12,644	$13,256	$12,899	$11,919	$11,139
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$25	$19	$16	$5	$5
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	1	1	16	20	22
Total Tax Benefit on Tax-Exempt Interest Income	$26	$20	$32	$25	$27
Tax-Equivalent Net Interest Income	$12,670	$13,276	$12,931	$11,944	$11,166